EXHIBIT 1


                                      NEWS

For Release                                                   September 13, 1996

Point of Contact: Charles J. Viater


                     MFB Corp. ANNOUNCES ANNUAL MEETING DATE

Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC) (the "Corporation"), parent company of Mishawaka Federal Savings (the "Bank"), announced today that it will hold its Annual Meeting of Shareholders at the McKinley Branch Office of the Bank at 411
W. McKinley Avenue, Mishawaka, Indiana 46545 on Tuesday, January 21, 1997 at 7:00 p.m. Eastern Standard time. The bank is a wholly owned subsidiary of MFB Corp. with assets of $211 million as of June 30, 1996. The bank provides retail and small business financial services to the South Bend/Mishawaka area through its main office in Mishawaka and three branch locations throughout the community.